Exhibit 10.23
Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

LICENSE AGREEMENT
This LICENSE AGREEMENT (this “Agreement”), dated as of October 13, 2015 (the “Effective Date”), is made by and between Eagle Pharmaceuticals, Inc., a Delaware corporation having its principal office at 50 Tice Boulevard, Suite 315, Woodcliff Lake, NJ 07677 (“Licensee”), and Teikoku Pharma USA, Inc., a California corporation having its principal office at 1718 Ringwood Avenue, San Jose, CA 95131 (“Teikoku”). Licensee and Teikoku are each sometimes referred to individually as a “Party” and together as the “Parties.”
RECITALS
WHEREAS, Teikoku is engaged in the research, development and commercialization of proprietary pharmaceutical products and owns certain patents, know-how and regulatory filings relating to certain products;
WHEREAS, Licensee is engaged in the commercialization of proprietary pharmaceutical products; and
WHEREAS, Licensee desires to obtain from Teikoku, and Teikoku desires to grant to Licensee, the exclusive rights in the Territory to certain patents, know-how and regulatory filings for the commercialization of the Current Product (each as defined below).
NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, covenants and agreements contained herein, Licensee and Teikoku, intending to be legally bound, hereby agree as follows:
ARTICLE 1
DEFINITIONS
When used in this Agreement, whether in the singular or plural, each of the following capitalized terms shall have the meanings set forth in this Article 1.
1.1    “Affiliate” means a corporation or non-corporate business entity that, directly or indirectly, controls, is controlled by, or is under common control with the Person specified. An entity will be regarded as in control of another entity if: (a) it owns, directly or indirectly, at least 50% of the voting securities or capital stock of such entity, or has other comparable ownership interest with respect to any entity other than a corporation; or (b) it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or non-corporate business entity, as applicable, whether through the ownership or control of voting securities, by contract or otherwise.
1.2    “[ * ]” has the meaning set forth in Section 2.4.
1.3    “Assignment Agreement” has the meaning set forth in Section 2.4.
1.4    “Breach Notice” has the meaning set forth in Section 10.2.
1.5    “Breaching Party” has the meaning set forth in Section 10.2.

1.6    “Business Day” means any day, except Saturday and Sunday, on which commercial banking institutions in New York are open for business. Any reference in this Agreement to “day” whether or not capitalized shall refer to a calendar day, not a Business Day.
1.7    “COGS” means, with respect to a particular calendar quarter, the cost of goods sold with respect to the Licensed Product, including freight charges and expenses, and shalt be calculated in accordance with GAAP, consistently applied.
1.8    “Combined Sale” has the meaning set forth in Section 5.3.
1.9    “Commercially Reasonable Efforts” means, with respect to the efforts of a particular Party to complete specific tasks or obligations under this Agreement, the efforts and resources that would be used, consistent with prevailing pharmaceutical industry standards, by a company of similar size and scope to such Party with respect to a product or potential product at a similar stage in its development or product life and of similar market potential, taking into account efficacy, safety, the anticipated Regulatory Authority approved labeling, the competitiveness of alternative products in the marketplace, the profitability of the product including the royalties payable to Third Party licensors, any issues of patent coverage, the proprietary position of the product, the likelihood of Regulatory Approval, and other relevant scientific, technical and commercial factors. It is anticipated that the level of effort will change over time, reflecting changes in the status of the product or potential product and the market involved.
1.10    “Competing Product” means any alcohol-free formulation of a product containing docetaxel as an active pharmaceutical ingredient, in any dosage form, strength or size.
1.11    “Confidential Information” of a Party means all secret, confidential or proprietary information or data, whether provided in written, oral, graphic, video, computer or other form, provided by such Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) pursuant to this Agreement (including information generated by or on behalf of such Party pursuant to this Agreement and disclosed to the other Party), which may include without limitation information relating to the Disclosing Party’s existing or proposed research, development efforts, sales and supply forecasts, financial projections, other sales and marketing information, patent applications, business or products and any other materials that have not been made available by the Disclosing Party to the general public. The terms of this Agreement shall also be deemed Confidential Information of each Party, except to the extent disclosed pursuant to Section 8.4 herein. Notwithstanding the foregoing sentences, the term “Confidential Information” shall not include any information or materials that the Receiving Party can demonstrate:
(a)    were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party to the extent such Receiving Party has documentary evidence to that effect;
(b)    were generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)    became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through any act or omission of the Receiving Party in breach of its confidentiality obligations under this Agreement;
(d)    were subsequently lawfully disclosed to the Receiving Party by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others;
(e)    were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party and the Receiving Party has documentary evidence to that effect; or
(f)    is approved for release by the Disclosing Party in writing.
1.12    “Control,” “Controls,” or “Controlled” means, with respect to specific materials, Know-How or Patent Rights, that the applicable Party owns or has a license under such materials, Know-How or Patent Rights and has the ability to grant to the other Party licenses or sublicenses thereto as contemplated under this Agreement without violating the terms of any agreement or other arrangement with, or the rights of, any Third Party existing as of the date on which such license or sublicense is granted.
1.13    “Coordination Committee” has the meaning set forth in Section 3.6.
1.14    “Course of Action” has the meaning set forth in Section 11.4(a).
1.15    “Current Product” means the product with the composition and formulation described in the NDA with the number 205934, as may be amended.
1.16    “Disclosing Party” has the meaning set forth in Section 1.11.
1.17    “Drug Master File” means a Drug Master File, as defined in the U.S. Federal Food, Drug, and Cosmetic Act, pursuant to 21 C.F.R. § 314.420 as amended, and the regulations promulgated thereunder (or the equivalent thereto as specified in any succeeding legislation), or any foreign equivalent thereto, with respect to the manufacture of the Current Product or any Licensed Product.
1.18    “FDA” means the United States Food and Drug Administration, or any successor agency thereof.
1.19    “Field” means the field of oncology.
1.20    “First Commercial Sale” means, with regard to a particular Licensed Product, the first commercial sale by Licensee or its Affiliate or sublicensee of such Licensed Product to a Third Party for end use or consumption after Licensee’s (or its Affiliate’s or sublicensee’s) receipt of Regulatory Approval for such Licensed Product. Use of the Licensed Products for promotional, sampling or compassionate use purposes that are customary in the prevailing pharmaceutical industry shall not be considered a commercial sale hereunder.
1.21    “GAAP” means United States generally accepted accounting principles as interpreted and accepted by the Financial Accounting Standards Board and the Securities and Exchange Commission.

1.22    “Gross Margin” means, for any calendar quarter, the Net Sales for such quarter minus COGS for such quarter.
1.23    “ICH” has the meaning set forth in Section 3.2(f).
1.24    “Indemnitee” has the meaning set forth in Section 9.3(a).
1.25    “Indemnitor” has the meaning set forth in Section 9.3(a).
1.26    “Independent Sublicensee” has the meaning set forth in Section 10.4.

1.27    “Infringement Notice” has the meaning set forth in Section 11.3(a).
1.28    “Initial Payment” has the meaning set forth in Section 4.1.
1.29    “Know-How” means all non-public information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, whether or not patentable, including databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, skill, experience, data (including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical study data), analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data (other than such Know-How which is or becomes the subject of a Patent Right).
1.30    “Knowledge” means, with respect to a particular fact or matter, the applicable Party or its Affiliate is actually aware of that fact or matter as of the Effective Date following a reasonable internal review and discussion with such Party’s or Affiliate’s officers and employees who could reasonably be expected to be aware of such fact or matter.
1.31    “Launch Approval” has the meaning set forth in Section 3.4(b).
1.32    “Licensed Product” means any Current Product of Licensee or its Affiliate or sublicensee.
1.33    “Licensee Indemnitees” has the meaning set forth in Section 9.2.
1.34    “Licensee Royalties” has the meaning set forth in Section 5.1.
1.35    “Licensee Royalty Term” means the period [ * ]
1.36    “Licensee Trademarks” has the meaning set forth in Section 6.1.
1.37    “Losses” has the meaning set forth in Section 9.1.
1.38    “Milestone Payment” has the meaning set forth in Section 4.2.

1.39    “NDA” means a New Drug Application pursuant to 21 U.S.C. § 505(b)(1) or § 505(b)(2) submitted to the FDA or any successor application or procedure required for Regulatory Approval to commence sale of the Current Product.
1.40    “Net Sales” means, with respect to any period, the gross amounts invoiced by Licensee, any of its Affiliates or any of its sublicensees for sales of Licensed Products to Third Parties, less the total of the following deductions to the extent customary in the prevailing pharmaceutical industry and actually allowed or incurred in connection with such sales:
(a)    trade, cash and quantity discounts;
(b)    excise, sales and other consumption taxes and custom duties to the extent included in the invoice price;
(c)    freight, handling, insurance and other transportation or distribution charges and fees to the extent included in the invoice price;
(d)    amounts repaid, credited or accrued by reason of returns, rejections, defects or recalls or because of chargebacks, allowances, adjustments, retroactive price reductions, refunds or billing errors;
(e)    payments and rebates related to the sale of such Licensed Products accrued, paid or deducted pursuant to agreements (including, but not limited to, managed care agreements) with Third Parties or governmental regulations; and
(f)    any amounts actually written off or specifically identified as uncollectible, in accordance with GAAP consistently applied.
[ * ]
1.41    “Non-Breaching Party” has the meaning set forth in Section 10.2.
1.42    “Patent Rights” means the rights and interests in and to all issued patents and pending patent applications, including without limitation, all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms (including regulatory extensions), and all supplementary protection certificates, together with any foreign counterparts thereof anywhere in the Territory.
1.43    “Person” or “person” means any individual, firm, corporation, partnership, limited liability company, trust, unincorporated organization or other entity or a government agency or political subdivision thereto, and shall include any successor (by merger or otherwise) of such Person,
1.44    “Prosecution” or “Prosecute” means the preparation, filing, prosecution, issuance and maintenance (including, without limitation, interference, opposition and similar third party proceedings before the relevant patent office) of any patent applications or patents.

1.45    “Publishing Party” has the meaning set forth in Section 8.3.
1.46    “Quarter Start Date” means January 1, April 1, July 1 and October 1 of any applicable year.
1.47    “Receiving Party” has the meaning set forth in Section 1.11.
1.48    “Regulatory Approval” means the issuance by the FDA of an action letter indicating that an NDA is approved. For avoidance of doubt, Regulatory Approval does not mean that the FDA issues an action letter indicating that an NDA is approvable.
1.49    “Regulatory Authority” means any national (e.g., the FDA), state, provincial or local regulatory agency, department, bureau, commission, council or other governmental entity involved in or responsible for regulation of medicinal products intended for human use in any country.
1.50    “Regulatory Dossier” means the technical, medical and scientific registrations, authorizations and approvals (including, without limitation, approvals of NDAs or foreign equivalents, supplements and amendments, pre- and post- approvals, pricing and third party reimbursement approvals, and labeling approvals) of any Regulatory Authority necessary for the development (including the conduct of clinical trials), manufacture, distribution, marketing, promotion, offer for sale, use, import, reimbursement, export or sale of the Current Product in the Field in a regulatory jurisdiction in the Territory, together with all related correspondence to or from any Regulatory Authority and all documents referenced in the complete regulatory chronology for each NDA.
1.51    “Reserved Interests” has the meaning set forth in Section 2.5.
1.52    “Reviewing Party” has the meaning set forth in Section 8.3.
1.53    “RLD” has the meaning set forth in Section 3.2(f).
1.54    “Scientific Publication” has the meaning set forth in Section 8.3.
1.55    “SEC” has the meaning set forth in Section 8.2.
1.56    “Serious Adverse Drug Experience” means any of an “adverse drug experience,” a “life-threatening adverse drug experience,” a “serious adverse drug experience,” or an “unexpected adverse drug experience.” as those terms are defined at 21 C.F.R. § 314.80 or relevant foreign regulation within the Territory.
1.57    “Subject Product” means any alcohol-free formulation of a product intended for injection containing docetaxel as an active pharmaceutical ingredient, in any dosage strength or size.
1.58    “Sublicensing Income” means all upfront and/or milestone fees or other consideration received by Licensee (other than Licensee Royalties or any other amounts included in Gross Margin received from a sublicensee) in consideration for any sublicense to a Third-Party sublicensee which includes rights to any Teikoku Intellectual Property licensed hereunder.
1.59    “Supply Agreement” has the meaning set forth in Section 2.4.

1.60    “Teikoku Developments” means [ * ]
1.61    “Teikoku Indemnitees” has the meaning set forth in Section 9.1.
1.62    “Teikoku Intellectual Property” means, collectively, the Teikoku Patent Rights and the Teikoku Know-How.
1.63    “Teikoku Know-How” means, [ * ]
1.64    “Teikoku Patent Rights” means, [ * ]
1.65    “Term” has the meaning set forth in Section 10.1.
1.66    “Territory” means the United States, its territories and possessions.
1.67    “Third Party(ies)” means any Person other than Teikoku, Licensee and their respective Affiliates.
1.68    “Third Party Claim” has the meaning set forth in Section 9.1.
1.69    “Third Party Manufacturers” means Third Parties who have been engaged by Teikoku to perform services or supply facilities or goods (including, without limitation, the Current Product) in connection with the manufacture, testing or packaging of the Current Product by Teikoku.
1.70    “Title 11” has the meaning set forth in Section 10.7.
1.71    “Transfer Date” has the meaning set forth in Section 3.3(a).
1.72    “USP” has the meaning set forth in Section 3.2(f).
1.73    “Valid Claim” means a claim of an issued and unexpired patent, or a claim of a pending patent application, within the Teikoku Patent Rights, which claim has not been held invalid, unpatentable or unenforceable by a court or other government agency of competent jurisdiction from which no appeal can be further taken, and has not been held or admitted to be invalid, unpatentable or unenforceable through abandonment, re-examination or disclaimer, opposition procedure, nullity suit or otherwise, which claim, but for the licenses granted herein, would be infringed by the manufacture, sale or importation of a Licensed Product in the Territory.
1.74    “Wind-Down Period” has the meaning set forth in Section 10.6(c).
1.75    “Withholding Taxes” has the meaning set forth in Section 5.6.
ARTICLE 2
LICENSES AND EXCLUSIVITY
2.1    Licenses.
(a)    Subject to the terms and conditions of this Agreement, Teikoku hereby grants to Licensee a royalty-bearing, exclusive (even as to Teikoku and its Affiliates, except as provided in Section 2,1(b)) right and license, with the right to grant sublicenses (subject to Section 2.2), under [ * ] (i) to make, have made, use, have used, market, have marketed, commercialize, have commercialized, offer for sale, sell, have sold, import and have imported Current Products in the Field in the Territory, and (ii) to make, have made, use and have used Current Products anywhere in the world for the purpose of marketing, commercialization or sale of Current Products in the Field in the Territory.

(b)    For the avoidance of doubt, (i) the licenses and rights granted to Licensee under this Agreement shall not include a right to offer for sale, sell or have sold Current Products outside the Territory, and Licensee expressly covenants that it shall not sell any Current Products, in the Territory in circumstances in which Licensee knows or reasonably should know such Current Products will be distributed or sold outside the Territory, (ii) Teikoku shall retain the rights [ * ] to develop, have developed, make and have made Current Products in the Field in the Territory solely for the purposes of distribution, sale or other commercial pursuit of Current Products outside the Territory, (iii) Teikoku shall be permitted to carry out and perform its tasks and responsibilities under this Agreement, (iv) Teikoku shall retain the exclusive rights to develop, have developed, make, have made, use, have used, market, have marketed, commercialize, have commercialized, offer for sale, sell, have sold, import and have imported Current Products outside the Field and/or outside the Territory, and (v) subject to Section 2.1(d),Teikoku retains all rights to pursue any of its Reserved Interests.
(c)    To the extent required by and in conformance with any applicable laws, Licensee shall mark the Licensed Products with the numbers of the applicable Teikoku Patent Rights.
(d)    Teikoku agrees that, except as otherwise expressly permitted under clause (ii) of Section 2.1(b), during the Term of this Agreement, neither Teikoku nor its Affiliates will directly or indirectly develop, commercialize, manufacture, sell, market or otherwise promote, including pursuant to a license, any Competing Product in the Field in the Territory. [ * ]
(e)    [ * ]
2.2    Sublicenses. Prior to granting any sublicenses for the Current Product to any Third Parties, Licensee must obtain Teikoku’s prior written consent, such consent not to be unreasonably withheld or delayed. Such sublicenses granted hereunder must be in writing and Licensee shall ensure that all of the applicable terms and conditions of this Agreement shall apply to such Third Party sublicensees to the same extent as they apply to Licensee.
2.3    Use of Affiliates and Third Party Contractors. The licenses granted under Section 2.1 include the right of Licensee to engage its Affiliates and Third Party contractors in exercising such rights and in carrying out its activities and obligations under this Agreement, provided that (i) all such agreements with its Affiliates and Third Party contractors must be in writing and Licensee shall ensure that all of the applicable terms and conditions of this Agreement shall apply to such Affiliates and Third Party contractors to the same extent as they apply to Licensee, and (ii) Licensee remains responsible for the compliance with this Agreement by such Affiliates or Third Party contractors.

2.4    Supply Agreement. The Parties hereby acknowledge and agree that, concurrently with the execution and delivery of this Agreement, Teikoku has assigned to Licensee all of its right, title and interest in and to the Commercial Manufacturing and Supply Agreement [ * ] and Teikoku, which relates to the manufacture and supply of the Current Product by [ * ] and Licensee has agreed to assume all of Teikoku’s obligations under the Supply Agreement which arise after the date of such assignment, all pursuant and subject to the terms and conditions of an Assignment Agreement [ * ]

2.5    Reserved Interests. Notwithstanding anything to the contrary herein, but subject to Section 2.1(d), Licensee acknowledges and agrees that this Agreement shall not restrict or limit Teikoku or its Affiliates, at any time, with respect to any activity, licensing or otherwise, related to any product other than the Current Product. Licensee also acknowledges and agrees that any such activities described in the foregoing sentence, as well as all rights and interests not expressly granted to Licensee are reserved by Teikoku (the “Reserved Interests”).
2.6    No Implied Grants. Except as expressly licensed hereunder, neither Party grants any rights to the other Party under this Agreement, by implication or estoppel, under any of its intellectual property rights.
ARTICLE 3
DEVELOPMENT AND COMMERCIALIZATION
3.1    Data and Materials Transfer and Right of Reference.
(a)    In furtherance of the licenses granted by Teikoku to Licensee under this Agreement and the activities contemplated by this Article 3, Teikoku shall, or shall cause its Affiliates or Third Party contractors to, transfer promptly (but in all events within thirty (30) days following the Effective Date) to Licensee a copy of the entire Regulatory Dossier for the Current Product for the Territory in existence as of the Effective Date. Upon the occurrence of the Transfer Date, Teikoku shall deliver to Licensee an updated copy of the entire Regulatory Dossier for the Current Product for the Territory in existence as of the Transfer Date. Without limiting the foregoing, Teikoku shall provide to Licensee copies of all final audited study reports, prepared in accordance with applicable FDA guidelines, for all studies relating to the Current Product.
(b)    Teikoku, to the extent it has the right to do so, hereby grants to Licensee a “Right of Reference or Use” as that term is defined in 21 C.F.R. § 314.3(b) to any and all regulatory filings, data and information relating to the Current Product, including without limitation that related to pharmacology, toxicology, preclinical testing, clinical testing, chemistry, manufacturing and controls data, hatch records, trials and studies, safety and efficacy, manufacturing information, analytical and quality control, and agrees to sign, and cause its Affiliates to sign, any instruments reasonably requested by Licensee in order to effect such grant. In addition, Teikoku will use commercially reasonable efforts to obtain, on Licensee’s behalf, a writing from applicable Drug Master File holders for the Current Product granting Licensee the right to reference such Drug Master Files. In the event that Teikoku is not able to obtain any such writing, Teikoku promptly shall establish alternative arrangements reasonably acceptable to Licensee whereby Licensee’s access to supply of the Current Product in commercially reasonable amounts for launch and marketing thereof is not impaired by the lack of such writing. In addition, upon Licensee’s request, Teikoku shall provide reasonable assistance to Licensee in any efforts by Licensee to obtain a writing from applicable Drug Master File holders for any other Subject Products developed, manufactured or commercialized by Licensee granting Licensee the right to reference such Drug Master Files.
3.2    Current Product Development. Teikoku will be responsible for, and will bear all costs and expenses associated with, obtaining Regulatory Approval for the Current Product in the Territory, except that Licensee [ * ] all trials and/or studies conducted subsequent to receiving Regulatory Approval but required as a condition for obtaining Regulatory Approval for the Current Product in the Field in the Territory, provided, however, that Licensee shall be entitled to deduct [ * ] of the reasonable and verifiable out of pocket costs and expenses for such trials and/or studies from future Licensee Royalties and/or future Sublicensing Income of Licensee due under this Agreement. Teikoku will not be responsible for any other development or Regulatory Approval for any other product. Subject to and without limiting the foregoing, Teikoku shall:
(a)    Use its Commercially Reasonable Efforts to progress NDA number 205934 for the Current Product to Regulatory Approval;
(b)    Use its Commercially Reasonable Efforts to address any material concerns (i.e., without resolution of which, Regulatory Approval of the Current Product cannot be obtained or may be delayed) raised by the FDA with regard to the Current Product, whether in an action letter indicating that the NDA for the Current Product is approvable or otherwise;
(c)    Prior to Regulatory Approval of the Current Product in the Territory, keep Licensee reasonably and promptly informed (and provide copies to Licensee) of: (i) the preparation of all documents submitted to Regulatory Authorities and the filing of all submissions relating to Regulatory Approval of the Current Product in the Territory; and (ii) all regulatory actions, communications and meetings with any Regulatory Authority with respect to the Current Product in the Territory; including in each case, without limitation, with respect to labeling matters. Teikoku shall furnish a draft of each such document and/or submission described in the foregoing clause (i) to Licensee for review and comment prior to the planned submission thereof and, in the case of any material additions, changes or modifications proposed to be made by Teikoku, shall obtain Licensee’s written approval (e.g., email) thereof prior to any such submission (which approval shall not be unreasonably withheld or delayed by Licensee), and Teikoku shall in good faith consider any comments timely made thereto by Licensee. Teikoku shall collaborate in good faith with Licensee in connection with all of the foregoing, and Licensee shall be permitted to attend any meeting described in the foregoing clause (ii) upon Licensee’s request;
(d)    Ensure that the label for the Current Product included in the NDA at the time of Regulatory Approval thereof shall be the label for the Current Product furnished or otherwise approved in writing by Licensee, which approval will not be unreasonably withheld, conditioned or delayed;

(e)    At the written request of Licensee, facilitate discussions between certain Third Party Manufacturers of Teikoku in order to assist Licensee in obtaining its API requirements for Licensee’s use in manufacturing and commercializing the Current Product in final form; and
(f)    [ * ]
3.3    Regulatory Matters; Teikoku Assistance.
(a)    Within twenty-five (25) days after Regulatory Approval of the Current Product in the Territory, Teikoku shall submit to the FDA to transfer to Licensee ownership of, and Licensee shall own in Licensee’s name, the entire Regulatory Dossier for the Current Product, including without limitation NDA number 205934, all at no additional charge to Licensee. Teikoku shall execute and deliver to the applicable Regulatory Authority such documents as are required to notify such Regulatory Authority of the transfer of such NDA to Licensee. In addition, Teikoku promptly shall execute any and all other instruments, forms of assignment or other documents and take such further actions as Licensee may reasonably request in order to give effect to or evidence the foregoing assignments. The date on which all such assignments have been given effect in the United States shall be deemed the “Transfer Date” under this Agreement.
(b)    Teikoku shall retain the right to use any and all information in the Regulatory Dossier assigned to Licensee as described above, and the right of reference to all such regulatory documents, solely for purposes relating to Teikoku’s exercise of rights retained by it under Section 2.1(b) or otherwise not granted to Licensee under this Agreement.
(c)    From and after the transfer of the Regulatory Dossier in the Territory as provided above in paragraph (a) above:
(i)    Licensee shall have exclusive control over, and authority and responsibility for, the regulatory strategies relating to the commercialization of the Current Product in the Field, including, without limitation: (A) the preparation of all documents submitted to Regulatory Authorities and the filing of all submissions relating to Regulatory Approval of the Current Product in the Field in the Territory; (B) all regulatory actions, communications and meetings with any Regulatory Authority with respect to the Current Product in the Territory; and (C) the conduct of any required post-marketing studies with respect to the Current Product in the Field in the Territory and [ * ]
(ii)    Licensee shall be responsible for interfacing, corresponding and meeting with all Regulatory Authorities in the Territory with respect to the Current Product in the Field. Except as required by applicable law or as permitted under paragraph (b) above, Teikoku shall not communicate directly with any Regulatory Authority in the Territory relating to the Current Product in the Field without the prior written consent of Licensee. In furtherance thereof, Teikoku shall refer all Regulatory Authority communications relating to the Current Product in the Field in the Territory to Licensee.

(iii)    As applicable, the Parties shall cooperate with each other or their applicable licensees to provide all reasonable assistance and take all actions reasonably requested by the other Party that are necessary to comply with any law applicable to the Current Product or Subject Products, including, but not limited to, reporting of adverse drug experience reports (and Serious Adverse Drug Experiences).
(v)    At no additional cost to Teikoku, Licensee shall make available to Teikoku or its licensees on a reasonable basis any documents in the Regulatory Dossier, and amendments thereto, and pharmacovigilance documentation for the Current Product in the Territory that Teikoku or its licensees is required by applicable law to reference in connection with seeking Regulatory Approval of the Subject Product outside the Territory, provided that Teikoku requests such access in writing and identifies such applicable law in such request. In addition, Licensee shall consider in good faith any other reasonable request by Teikoku for access to information in the Regulatory Dossier for the Current Product.
(vi)    At no additional cost to Licensee, Teikoku shall make available to Licensee or its sublicensees on a reasonable basis any documents in the technical, medical and/or scientific registrations, authorizations and approvals, and any amendments thereto, of any Regulatory Authority outside the Territory for the Subject Product, and pharmacovigilance documentation for the Current Product outside the Territory that Licensee or its sublicensees is required by applicable law to reference in connection with the Regulatory Approval of the Current Product in the Territory, provided that Licensee requests such access in writing and identifies such applicable law in such request. In addition, Teikoku shall consider in good faith any other reasonable request by Licensee for access to such information for the Subject Product.
3.4    Commercialization.
(a)    Except as otherwise set forth in this Agreement, Licensee shall be solely responsible for commercialization of Licensed Products in the Field in the Territory, including without limitation with respect to:
(i)    sales and marketing;
(ii)    advertising, marketing and promotional materials;
(iii)    sales representatives and sales force matters;
(iv)    distribution;
(v)    regulatory compliance and communications and regulatory fees (e.g., adverse event reporting programs, establishment and product fees under the Prescription Drug User Fee Act), in each case to the extent such responsibilities or fees arise following Regulatory Approval of the Current Product and transfer of the Regulatory Dossier for the Current Product in the Territory as provided above in Section 3.3(a); and

(vi)    product inquiries and complaints.
(b)    Licensee shall use Commercially Reasonable Efforts to commercialize Licensed Products in the Field in the Territory, promptly after: (i) Regulatory Approval for such Licensed Product in the Territory has been obtained, and (ii) the transition as provided in Section 3.3(a) has been given effect (the occurrence of all of the events described in clauses (i) through (ii), collectively, “Launch Approval”).
(c)    [ * ]
3.5    Reports. [ * ]
3.6    Coordination Committee.
(a)    Within thirty (30) days after the Effective Date, the Parties will establish a committee to manage and facilitate in an orderly manner the transition of the Regulatory Dossier in the Territory as provided above in Section 3.3(a) (the “Coordination Committee”). The Coordination Committee will be comprised of equal numbers of representatives of each Party, with each Party appointing [ * ] as members of the Coordination Committee. The Coordination Committee may change its size from time to time by mutual consent of its members. Each Party may replace its Coordination Committee representatives at any time upon written notice to the other Party.
(b)    The Coordination Committee will meet in person (except that certain representatives of the Parties may participate by telephone where necessary) no less frequently than once every [ * ] until the Transfer Date, unless otherwise agreed by the Parties. The members of the Coordination Committee may also convene or be consulted from time to time by means of telecommunications, videoconferences, electronic mail or correspondence, as deemed necessary or appropriate. Meetings of the Coordination Committee that are held in person will alternate between the offices of the Parties, or such other place as the Parties may agree. The Coordination Committee shall appoint one (1) person (who need not be a member of the Coordination Committee) to attend each meeting and record the minutes of the meeting in writing. Such minutes shall be circulated to the members of the Coordination Committee promptly following the meeting for review and comment. The first meeting of the Coordination Committee will take place at the offices of one of the Parties within [ * ] after the Effective Date.
(c)    The Coordination Committee will have only such purposes as are specifically stated in this Agreement, and will have no power to amend or interpret this Agreement or waive a Party’s rights or obligations under this Agreement.
ARTICLE 4
INITIAL PAYMENT AND MILESTONE PAYMENT
4.1    Initial Payment. Within ten (10) Business Days following the Effective Date, Licensee shall pay Teikoku [ * ] (the “Initial Payment”).

4.2    Milestone Payment upon Regulatory or FDA Approval. Within ten (10) Business Days following Teikoku’s submission of the NDA transfer letter to the FDA pursuant to Section 3.3(a), Licensee shall pay Teikoku four million and eight hundred fifty thousand U.S. Dollars ($4,850,000) the “Milestone Payment”) in the manner set forth in Section 4.4.
4.3    Sublicensing Income. In the event that Licensee has granted any sublicense under this Agreement, Licensee shall share with and pay to Teikoku [ * ] of all Sublicensing Income received by Licensee in consideration for such sublicense; provided, however, that such percentage shall be reduced by [ * ] for any period during which the manufacture, sale or importation of a Licensed Product in the Territory is not covered by any Valid Claim within the Teikoku Patent Rights. Licensee shall pay Teikoku within sixty (60) days after payment is received from the relevant sublicensee.
4.4    Payment. The Initial Payment, the Milestone Payment and any Sublicensing Income payment shall each be non-refundable and shall be made by Licensee in U.S. Dollars by wire transfer in immediately available funds to the credit of such bank account of Teikoku as is designated in Schedule 4.4.
ARTICLE 5
ROYALTIES
5.1    Royalty Rates. Commencing with First Commercial Sale of a Licensed Product in the Territory, Licensee shall pay to Teikoku [ * ] of the Gross Margin earned by Licensee, its Affiliates and sublicensees based on Net Sales of Licensed Products in the Territory (“Licensee Royalties”). The obligation to pay Licensee Royalties under this Article 5 shall be imposed only once (i) with respect to any sale of the same unit of any Licensed Product, and (ii) with respect to a single unit of any Licensed Product.
5.2    Royalty Term. The Licensee Royalties set forth in Section 5.1 shall be payable as to each particular Licensed Product sold in the Territory during the Licensee Royal Term; provided, however, that the applicable royalty rate under Section 5.1 shall be reduced by [ * ] for any period during which the manufacture, sale or importation of such Licensed Product in the Territory is not covered by any Valid Claim within the Teikoku Patent Rights.
5.3    Bundled Products. [ * ]
5.4    Process Validation Batches. At the request of Licensee, Teikoku agrees to sell Licensee all or a portion of Teikoku’s existing process validation batches of the Current Product and all related supporting documentation, at a price to be agreed by the Parties.
5.5    Reports and Payments. Licensee shall deliver to Teikoku, [ * ] a report [ * ] The total Licensee Royalties due in respect of Net Sales of Licensed Products during such [ * ] shall be remitted at the time such report is made.

5.6    “Taxes and Withholding. Any payments made by Licensee to Teikoku under this Agreement may be reduced by the amount required to be paid or withheld pursuant to any applicable law, including, but not limited to, United States federal, state or local tax law (“Withholding Taxes”). Any such Withholding Taxes required by law to be paid or withheld shall be an expense of, and borne solely by, Teikoku. Licensee shall pay all applicable Withholding Taxes from payments payable hereunder to the appropriate government authority on behalf of Teikoku, as required by applicable law. Licensee shall submit to Teikoku reasonable proof of payment of the Withholding Taxes, together with an accounting of the calculations of such taxes, within thirty (30) days after such Withholding Taxes are remitted to the proper authority. The Parties will cooperate reasonably in completing and filing documents required under the provisions of any applicable tax laws or under any other applicable law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment.
5.7    Currency; Manner and Place of Payment. All payments hereunder shall be payable in U.S. Dollars. All payments shall be made by wire transfer to the credit of such bank account of Teikoku as is designated in Schedule 4.3 or as may otherwise be designated at least ten (10) Business Days in advance by Teikoku in writing to Licensee.
5.8    Maintenance of Records; Audit. For a period of [ * ] from the end of the calendar quarter in which the particular sale occurred, Licensee shall maintain, and shall require its Affiliates and sublicensees to maintain, complete and accurate books and records in all material respects in connection with the sale of Licensed Products hereunder, as necessary to allow the accurate calculation consistent with GAAP of the Licensee Royalties due to Teikoku, including any records required to calculate any royalty adjustments hereunder. [ * ] Such examination shall be conducted, and Licensee shall [ * ] Each such examination shall be limited to pertinent books and records for [ * ] provided, however, that Teikoku shall not be permitted to audit the same period of time more than once. Before permitting such independent accounting firm to have access to such books and records, Licensee may require such independent accounting firm and its personnel involved in such audit to sign a confidentiality agreement as to any confidential information which is to be provided to such accounting firm, or to which such accounting firm will have access, while conducting the audit under this paragraph. The independent accounting firm will prepare and provide to each Party a written report stating whether the royalty reports submitted and royalties paid are correct or incorrect and the details concerning any discrepancies. Such accounting firm may not reveal to Teikoku any information learned in the course of such audit other than the amount of any such discrepancies. Teikoku agrees to hold in strict confidence all information disclosed to it, except to the extent necessary for Teikoku to enforce its rights under this Agreement or to the extent disclosure is required by law. In the event there was an underpayment by Licensee of amounts owed under this Agreement, Licensee shall promptly [ * ] In the event that there was an overpayment by Licensee hereunder, Teikoku shall promptly [ * ] Teikoku shall bear the full cost of such audit unless such audit discloses an underreporting by Licensee and the underreporting amount is in excess [ * ] in which case, Licensee shall bear the full cost of such audit. [ * ]

ARTICLE 6
TRADEMARKS
6.1    Licensee Trademarks. Licensee shall own any trademarks created by or on behalf of Licensee that Licensee elects, in its sole discretion, to use in connection with the Licensed Products (the “Licensee Trademarks”). Teikoku acknowledges that the Licensee Trademarks and any domain names incorporating such trademarks will be selected by Licensee and will be registered in Licensee’s or its Affiliate’s name and will be the sole property of Licensee, and Teikoku agrees that it will not have, assert or acquire any right, title or interest therein or thereto or any good will associated therewith. Any trade names, brand names, slogans, logos, designs, trade dress, copyrights and good will used on or in connection with the Licensed Products may be selected by Licensee in its sole discretion and shall be the sole and exclusive property of Licensee. Neither Teikoku nor its Affiliates shall have the right or license to use the Licensee Trademarks at any time before, during, or after the Term of this Agreement; provided, however, that Teikoku shall be permitted to mention the Licensee Trademarks to the extent necessary in making any permitted disclosures after consultation with Licensee as required under Article 8.
ARTICLE 7
REPRESENTATIONS, WARRANTIES AND COVENANTS
7.1    Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as of the Effective Date that:
(a)    such Party is a corporation or entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to execute and deliver this Agreement and to carry out the provisions hereof and thereof;
(b)    such Party is duly authorized, by all requisite corporate action, to execute and deliver this Agreement and to carry out the provisions hereof and thereof, and the Person executing this Agreement on behalf of such Party is duly authorized to do so by all requisite corporate action;
(c)    no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of such Party in connection with the valid execution, delivery and performance of this Agreement, except where the failure to obtain any of the foregoing could not, individually or in the aggregate, reasonably be expected to materially adversely affect such Party’s ability to consummate the transactions contemplated herein or therein or perform its obligations hereunder or thereunder;
(d)    this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws; and
(e)    the execution, delivery and performance by it of this Agreement and its compliance with the terms and provisions of this Agreement does not and will not (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of its certificate or articles of incorporation or by-laws (or other comparable corporate charter documents); (ii) conflict with or result in a violation or breach of any term or provision of any law or order applicable to it; or (iii) (A) conflict with or result in a violation or breach of, (B) constitute (with or without notice or lapse of time or both) a default under, or (C) require it to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which such Party or any of its Affiliates is a party or by which such Party or any of its Affiliates or any of their respective properties or assets may be bound; except, in the case of (i), (ii) and (iii) above, which could not, individually or in the aggregate, reasonably be expected to materially adversely affect its ability to consummate the transactions contemplated herein or perform its obligations hereunder.
7.2    Additional Teikoku Representations and Warranties. Teikoku additionally represents and warrants to Licensee as of the Effective Date that:
(a)    Teikoku has the full right, power and authority to grant, and is not prohibited by the terms of any agreement to which it is a party from granting, the licenses granted to Licensee under Article 2. Teikoku has not previously granted any rights inconsistent with the rights and licenses granted to Licensee under this Agreement;
(b)    Teikoku is the exclusive owner of all right, title and interest in the Teikoku Patent Rights as set forth in Schedule 1. Schedule 1 contains a complete and accurate description of all Patent Rights owned by, or otherwise Controlled by, Teikoku or any of its Affiliates as of the Effective Date that are necessary or useful to develop, manufacture or commercialize the Current Product in the Field in the Territory. None of Teikoku’s Patent Rights is eligible for patent extensions as of the date hereof;
(c)    to Teikoku’s Knowledge, neither the manufacture, use or sale of the Current Product nor the use of the Teikoku Know-How by Licensee as contemplated by this Agreement will infringe upon any Third Party’s patents or will constitute a misappropriation of a Third Party’s trade secrets or other intellectual property rights existing as of the Effective Date; neither Teikoku nor its Affiliates and, to Teikoku’s Knowledge, its Third Party contractors, have received any notice in writing, or otherwise have Knowledge of any facts, which have, or reasonably should have, led Teikoku to believe that the manufacture, use or sale of the Current Product or the use of the Teikoku Know-How by Licensee as contemplated by this Agreement will infringe any rights of a Third Party existing as of the Effective Date;
(d)    to Teikoku’s Knowledge, there is no Third Party using or infringing any of the Teikoku Patent Rights or misappropriating or using Teikoku Know-How in the Territory in derogation of the rights granted to Licensee in this Agreement; and
(e)    Teikoku has provided to Licensee all material information, available to Teikoku or its Affiliates, with respect to the safety and/or efficacy of the Current Product, including without limitation, all material information related to clinical and non-clinical studies, and, to Teikoku’s Knowledge, there is no issue that would prevent Teikoku from obtaining Regulatory Approval in the Territory for the Current Product and there are no material adverse effects that would preclude

Licensee or Licensee’s Affiliates from exercising any rights granted hereunder or prohibiting the transactions contemplated by this Agreement.
7.3    Additional Licensee Representations and Warranties. Licensee additionally represents and warrants to Teikoku as of the Effective Date that there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to Licensee’s Knowledge, relating to or threatened against Licensee in connection with or relating to the transactions contemplated by this Agreement.
7.4    No Implied Warranties. Except as expressly set forth in this Agreement, neither Party makes any representation or warranty, express or implied, with respect to the subject matter hereof or the transactions contemplated hereby.
7.5    Certain Additional Covenants.
(a)    Each Party shall comply in all material respects with all laws, rules and regulations applicable to its performance under this Agreement. Without limiting the foregoing, Licensee shall conduct its marketing and sales activities under this Agreement in compliance with applicable laws, rules and regulations and prevailing pharmaceutical industry standards.
(b)    Teikoku shall not grant to any Third Party any rights inconsistent with the rights and licenses granted to Licensee under this Agreement and Teikoku will (i) use Commercially Reasonable Efforts to maintain the Teikoku Patent Rights during the Term and (ii) give prompt written notice to Licensee a reasonable time in advance of any action by Teikoku to abandon, or that may adversely affect the prosecution and/or maintenance of, the Teikoku Patent Rights and provide Licensee with a reasonable opportunity to prosecute and/or maintain the affected Teikoku Patent Rights at Licensee’s sole cost and expense. If Licensee assumes the prosecution and/or maintenance thereof, such Teikoku Patent Rights shall cease to be included in the definition of Teikoku Patent Rights as set forth in Section 1.64.
(c)    Teikoku shall promptly notify Licensee in writing upon becoming aware:
(i)    of any actual or threatened claim, judgment or settlement against or owed by Teikoku with respect to any of the Teikoku Intellectual Property, or of any threatened claims or litigation seeking to invalidate the Teikoku Patent Rights;
(ii)    of any actual or threatened investigation, inquiry, action or proceeding by any Regulatory Authority or other government agency with respect to the Current Product;
(iii)    of any actual or threatened action, suit or proceeding by any Third Party which, if adversely determined, would have a material adverse effect upon the ability of Licensee to use the Teikoku Intellectual Property as licensed hereunder; or

(iv)    that the manufacture, use or sale of the Current Product or the use of the Teikoku Know-How may infringe any Patent Rights or other intellectual property rights of a Third Party.
(d)    Teikoku will promptly disclose to Licensee all Teikoku Developments that arise, if any. Information provided by Teikoku to Licensee with respect to such Teikoku Developments will be in reasonable detail but in no circumstance less than would be sufficient to permit an understanding of the nature of the Teikoku Developments by a practitioner reasonably skilled in the relevant technical or scientific area.

ARTICLE 8
CONFIDENTIALITY, PUBLICATION AND PUBLIC ANNOUNCEMENTS
8.1    Confidentiality. The Parties agree that during the Term, and for a period [ * ] a Party receiving Confidential Information of the other Party shall (i) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary information of similar kind and value (but at a minimum each Party shall use commercially reasonable efforts to maintain Confidential Information in confidence); (ii) not disclose such Confidential Information to any Third Party without prior written consent of the Disclosing Party, except for (a) disclosures to its actual or potential sublicensees, commercial partners, manufacturers and distributors for Current Products and its actual or proposed investors or other financing sources who, in each such case under this clause (a), agree to be bound by obligations of non-disclosure and non-use at least as stringent as those contained in this Article 8 and (b) disclosures to Regulatory Authorities or other governmental authorities in order to obtain, maintain or defend Patent Rights with respect to the Current Product or as required in connection with any filing, application or request for Regulatory Approval for the Current Product; and (iii) not use such Confidential Information for any purpose except those purposes permitted by this Agreement. Teikoku acknowledges that notwithstanding any other provision of this Agreement, it shall be an uncurable material breach of this Agreement if Teikoku breaches this Section 8.1 with respect to any Confidential Information of Licensee regarding actual or projected financial, sales or supply information or forecasts, including without limitation disclosing such Confidential Information or any portion thereof to investors, analysts or any other Third Party or providing opinions or financial projections to any Third Party based on such Confidential Information. Teikoku shall in no event be restricted from providing its own financial projections, so long as Licensee’s confidential projections are not disclosed and Teikoku’s projections are not in any way attributed to Licensee by Teikoku. For the avoidance of doubt, any financial information of Licensee that is made generally available to the public by Licensee shall not be considered Confidential Information of Licensee.
8.2    Authorized Disclosure. Notwithstanding any other provision of this Agreement, the Receiving Party may disclose Confidential Information of the Disclosing Party to a Third Party: (i) to the extent and to the Persons as required by an applicable law, rule, regulation, legal process or court order, or an applicable disclosure requirement of any Regulatory Authority, the U.S. Securities and Exchange Commission (“SEC”), the Nasdaq market or any other securities exchange or market; or (ii) to the extent necessary to exercise the rights granted to or retained by the Receiving Party under this Agreement in filing or prosecuting patent applications, prosecuting or defending litigation or otherwise establishing rights or enforcing obligations under this Agreement; provided, however, that the Receiving Party shall provide prior notice of such intended disclosure to the Disclosing Party if possible under the circumstances and shall disclose only such Confidential Information of the Disclosing Party as is reasonably required to be disclosed.
8.3    Scientific Publications. Subject to existing obligations of each Party to any Third Party and excluding any publications currently being pursued, prior to making any formal scientific publication relating to any Licensed Product or Current Product in the Field (a “Scientific Publication”), each Party (the “Publishing Party”) agrees to provide the other Party (the “Reviewing Party”) the opportunity to review: (a) any proposed Scientific Publication comprising a formal scientific paper for publication in any peer reviewed journal at least thirty (30) days prior to its submission for intended publication, and (b) any proposed Scientific Publication comprising a formal scientific abstract or poster at least ten (10) days prior to its submission for intended publication. The Reviewing Party shall have the right (i) to request in good faith a delay in the Scientific Publication in order to protect patentable information; and (ii) to require the Publishing Party to remove from the Scientific Publication the Reviewing Party’s Confidential Information. If the Reviewing Party requests a delay pursuant to clause (i) of the preceding sentence, the Publishing Party shall delay the submission for Scientific Publication for a period of sixty (60) days from such request to enable patent applications to be filed protecting each Party’s rights in such information. Upon the expiration of the applicable period specified above in this Section 8.3, the Publishing Party shall be free to proceed with the Scientific Publication as transmitted to the Reviewing Party, except to the extent that the Reviewing Party has exercised its rights under clause (i) or (ii) of the second preceding sentence.
8.4    Disclosure of Agreement. The Parties agree that the material terms of this Agreement shall be considered Confidential Information of both parties, subject to the special authorized disclosure provisions set forth below in this Section 8.4 (in lieu of the authorized disclosure provisions set forth in Section 8.2, to the extent of any conflict) and without limiting the generality of the definition of Confidential Information set forth in Section 1.11. The Parties will mutually agree the text of a press release announcing the execution of this Agreement. Thereafter, if either Party desires to make a public announcement concerning the terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval, such approval not to be unreasonably withheld. A Party shall not be required to seek the permission of the other Party to repeat or disclose any information as to the terms of this Agreement that has already been publicly disclosed by such Party in accordance with the foregoing or by the other Party, or any similar or comparable information. Either Party may disclose the terms of this Agreement to such Party’s existing investors, lenders, directors and professional advisors and to potential investors, lenders, acquirors or merger partners and their professional advisors who are bound by written or professional obligations of non-disclosure and non-use that are at least as stringent as those contained in this Article 8 or are customary for such purpose. Licensee also may disclose the relevant terms of this Agreement to potential sublicensees who agree to be bound by obligations of non-disclosure and non-use at least as stringent as those contained in this Article 8. Each Party acknowledges that the other Party may be obligated to file a copy of this Agreement with the SEC with its next quarterly report on Form 10-Q, annual report on Form 10-K or current report on Form 8-K or with any registration statement filed with the SEC pursuant to the Securities Act of 1933, as amended and each Party shall be entitled to make such filings, provided, however, that the filing Party requests (to the extent legally permitted) confidential treatment of the terms hereof for which confidential treatment is customarily sought, to the extent such confidential treatment is reasonably available to such Party under the circumstances then prevailing. In the event of any such filing, the filing Party will provide the other Party with a copy of the Agreement marked to show provisions for which the filing Party intends to seek confidential treatment and shall reasonably consider the other Party’s timely comments thereon.
8.5    Unauthorized Use. If either Party becomes aware or has knowledge of any unauthorized use or disclosure of the other Party’s Confidential Information, it shall promptly notify the other Party of such unauthorized use or disclosure.
8.6    Return of Confidential Information. Upon termination of this Agreement, the Receiving Party shall promptly return all of the Disclosing Party’s Confidential Information, including all reproductions and copies thereof in any medium (except that the Receiving Party may retain one copy for its legal files) except as otherwise reasonably necessary to exercise the Receiving Party’s surviving rights under this Agreement.
ARTICLE 9
INDEMNIFICATION
9.1    Licensee. Licensee shall indemnify, defend and hold harmless Teikoku and its Affiliates and their respective directors, officers, employees and agents (the “Teikoku Indemnitees”) from and against any and all losses, costs, damages, liabilities fees or expenses (including reasonable attorney’s fees and expenses) (“Losses”) incurred in connection with or arising out of any Third Party claim, suit, action or proceeding (a “Third Party Claim”) against any Teikoku Indemnitees to the extent resulting from [ * ]
9.2    Teikoku. Teikoku shall indemnify, defend and hold harmless Licensee and its Affiliates and their respective directors, officers, employees and agents (the “Licensee Indemnitees”) from and against any and all Losses incurred in connection with or arising out of any Third Party Claim against any Licensee Indemnitees to the extent resulting from [ * ]
9.3    Indemnification Procedures.
(a)    In the case of a Third Party Claim made by any Person who is not a Party to this Agreement (or an Affiliate thereof) as to which a Party (the “Indemnitor”) may be obligated to provide indemnification pursuant to this Agreement, such Party seeking indemnification hereunder (the “Indemnitee”) will notify the Indemnitor in writing of the Third Party Claim (and specifying in reasonable detail the factual basis for the Third Party Claim and, to the extent known, the amount of the Third Party Claim) reasonably promptly after becoming aware of such Third Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure.

(b)    If a Third Party Claim is made against an Indemnitee and the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee therefor, the Indemnitor will be entitled, within one hundred twenty (120) days after receipt of written notice from the Indemnitee of the commencement or assertion of any such Third Party Claim, to assume the defense thereof (at the expense of the Indemnitor) with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee, for so long as the Indemnitor is conducting a good faith and diligent defense. Should the Indemnitor so elect to assume the defense of a Third Party Claim, the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if under applicable standards of professional conduct a conflict of interest exists between the Indemnitor and the Indemnitee in respect of such claim, such Indemnitee shall have the right to employ separate counsel (which shall be reasonably satisfactory to the Indemnitor) to represent such Indemnitee with respect to the matters as to which a conflict of interest exists and in that event the reasonable fees and expenses of such separate counsel shall be paid by such Indemnitor; provided, further, that the Indemnitor shall only be responsible for the reasonable fees and expenses of one separate counsel for such Indemnitee. If the Indemnitor assumes the defense of any Third Party Claim, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor. If the Indemnitor assumes the defense of any Third Party Claim, the Indemnitor will promptly supply to the Indemnitee copies of all correspondence and documents relating to or in connection with such Third Party Claim and keep the Indemnitee informed of developments relating to or in connection with such Third Party Claim, as may be reasonably requested by the Indemnitee (including, without limitation, providing to the Indemnitee on reasonable request updates and summaries as to the status thereof). If the Indemnitor chooses to defend a Third Party Claim, all Indemnitees shall reasonably cooperate with the Indemnitor in the defense thereof (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnitor). If the Indemnitor does not elect to assume control of the defense of any Third Party Claim within the one hundred twenty (120) day period set forth above, or if such good faith and diligent defense is not being or ceases to be conducted by the Indemnitor, the Indemnitee shall have the right, at the expense of the Indemnitor, after three (3) Business Days’ notice to the Indemnitor of its intent to do so, to undertake the defense of the Third Party Claim for the account of the Indemnitor (with counsel selected by the Indemnitee), and to compromise or settle such Third Party Claim, exercising reasonable business judgment; provided, however, that the Indemnitee shall not compromise or settle such Third Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld) if such compromise or settlement would result in an admission or liability or loss of right by the lndemnitor or payment by the Indemnitor. The Indemnitor agrees to reasonably cooperate with the Indemnitee in such defense, at the Indemnitor’s expense, including being joined as a necessary party.

(c)    If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnitor may recommend that by its terms obligates the Indemnitor to pay the full amount of Losses (whether through settlement or otherwise) in connection with such Third Party Claim and unconditionally and irrevocably releases the Indemnitee completely from all liability in connection with such Third Party Claim; provided, however, that, without the Indemnitee’s prior written consent, the Indemnitor shall not consent to any settlement, compromise or discharge (including the consent to entry of any judgment), and the Indemnitee may refuse in good faith to agree to any such settlement, compromise or discharge, that provides for injunctive or other non-monetary relief affecting the Indemnitee. If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee shall not (unless required by law) admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld).
9.4    Insurance Proceeds. Any indemnification hereunder shall be made net of any insurance proceeds recovered by the Indemnitee (it being understood that an Indemnitee may simultaneously pursue an insurance claim and a claim for indemnification hereunder); provided, however, that if, following the payment to the Indemnitee of any amount under this Article 9, such Indemnitee recovers any insurance proceeds in respect of the claim for which such indemnification payment was made, the Indemnitee shall promptly pay an amount equal to the amount of such proceeds (but not exceeding the amount of such indemnification payment) to the indemnifying Party.
9.5    Insurance. Each Party agrees to obtain and maintain commercial general liability insurance of [ * ] Each Party shall maintain such insurance for so long as the Current Product in the Territory continues to be manufactured or sold and thereafter for so long as is necessary to cover any and all Third Party Claims which may arise from the development, manufacture or sale of Current Products in the Territory. Upon reasonable request by a Party, the other Party shall produce evidence that such insurance policies are valid, kept up to date and in full force and effect.
9.6    Limitation of Liability. IN NO EVENT SHALL EITHER PARTY OR THEIR AFFILIATES BE LIABLE OR OBLIGATED TO THE OTHER PARTY IN ANY MANNER FOR ANY SPECIAL, NON-COMPENSATORY, CONSEQUENTIAL, INDIRECT, INCIDENTAL, STATUTORY OR PUNITIVE DAMAGES OF ANY KIND, INCLUDING LOST PROFITS AND LOST REVENUE, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF INFORMED OF OR AWARE OF THE POSSIBILITY OF ANY SUCH DAMAGES IN ADVANCE, PROVIDED THAT THIS LIMITATION OF LIABILITY SHALL NOT APPLY (I) FOR A MATERIAL BREACH OF ARTICLE 8 AND/OR (II) TO THE EXTENT SUCH LIABILITY CONSTITUTES A “LOSS” IN CONNECTION WITH SECTIONS 9.1, 9.2 AND/OR 9.3.

ARTICLE 10
TERM AND TERMINATION
10.1    Term. Except as set forth in Section 12.13, unless earlier terminated by mutual agreement of the Parties in writing or pursuant to the provisions of this Article 10, this Agreement will become effective as of the Effective Date and continue in full force and effect until [ * ] throughout the Territory (the “Term”).
10.2    Material Breach. Upon a material breach of this Agreement by a particular Party (in such capacity, the “Breaching Party”), the other Party (in such capacity, the “Non-Breaching Party”) may provide written notice (a “Breach Notice”) to the Breaching Party specifying the material breach. If the Breaching Party fails to cure such material breach [ * ] then the Non-Breaching Party may terminate this Agreement. [ * ]
10.3    Bankruptcy or Insolvency. Either Party may, subject to the provisions set forth herein, terminate this Agreement by giving the other Party written termination notice if, at any time, the other Party shall: (a) file in any court pursuant to any statute a petition for bankruptcy or insolvency, or for reorganization in bankruptcy, or for an arrangement or for the appointment of a receiver, trustee or administrator of such Party or of its assets; (b) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof; (c) propose or be a party to any dissolution; or (d) make an assignment for the benefit of its creditors.
10.4    Termination by Licensee. Licensee may terminate this Agreement [ * ]
10.5    Continuing Rights of Sublicensees. Upon any termination of any license rights granted to Licensee under this Agreement, each sublicense previously granted by Licensee or any of its Affiliates under such license right to any Person that is not an Affiliate of Licensee (each, an “Independent Sublicensee”) shall [ * ]
10.6    Effect of Expiration or Termination of Agreement.
(a)    Expiration or termination of this Agreement in its entirety pursuant to this Article 10 shall not (i) relieve a Party hereto of any obligation accruing to such Party prior to such termination, or (ii) result in the waiver of any right or remedy by a Party hereto accruing to such Party prior to such termination. Without limiting the foregoing, upon expiration or termination of this Agreement in its entirety pursuant to this Article 10, Licensee shall pay Teikoku all outstanding accrued payments under this Agreement in the manner required by this Agreement but shall not be liable for or have any obligation to pay any amount or payment accruing or becoming payable under this Agreement after the date of expiration or termination of this Agreement (except for royalties payable with respect to the sale of any Licensed Products during the Wind-Down Period pursuant to Section 10.6(c)).
(b)    Upon expiration of this Agreement pursuant to Section 10.1, [ * ]

(c)    Upon termination of this Agreement in its entirety by Licensee or by Teikoku pursuant to Sections 10.2 or 10.3 or by Licensee pursuant to Section 10.4, Licensee shall have [ * ] (the “Wind-Down Period”), subject to the payment of royalties and other terms of this Agreement. After the Wind-Down Period, [ * ]
10.7    Rights in Bankruptcy. [ * ]
ARTICLE 11
INTELLECTUAL PROPERTY
11.1    Prosecution of Teikoku Patent Rights. Teikoku shall [ * ]
11.2    Abandonment of Prosecution by Teikoku. Teikoku shall notify Licensee in the event it for any reason elects to [ * ] and Teikoku shall [ * ]
11.3    “Third Party Infringement.
(a)    Suits for Infringement of the Teikoku Patent Rights or Teikoku Trademarks. If Teikoku or Licensee becomes aware of infringement of any patent included in the Teikoku Patent Rights by a Third Party in the Territory, such Party shall promptly notify the other Party in writing to that effect and provide a summary of the relevant facts and circumstances known to such Party relating to such infringement (“Infringement Notice”). Promptly after receipt of an Infringement Notice, the Parties shall discuss in good faith the infringement and appropriate actions that could be taken to cause it to cease. Teikoku shall have the right, but not be obligated, at its sole discretion, on its own behalf, to institute, prosecute and control any action or proceeding to restrain infringement of any Teikoku Patent Rights. Licensee shall provide all reasonable cooperation required to prosecute such litigation. Teikoku shall have sole control of any such suit and all negotiations for its settlement or compromise; provided, however, that (i) Teikoku shall keep Licensee informed and consult with Licensee with respect to any such proceeding and (ii) Teikoku shall not settle or compromise any such suit or enter into any agreement or consent order for the settlement or compromise thereof without the prior written consent of Licensee, which consent shall not be unreasonably withheld.

(b)    Step-in Right for Licensee. If, prior to the expiration of three (3) months from said Infringement Notice, (i) (A) Teikoku has not obtained a discontinuance of an alleged infringement of the Teikoku Patent Rights by a Third Party or brought an infringement action or proceeding or otherwise taken appropriate action to abate such infringement, or (B) if Teikoku shall notify Licensee at any time prior thereto of its intention not to bring suit against an alleged infringer and (ii) such infringement or unfair competition is not de minimis and is adverse to an Licensed Product in the Field in the Territory, then Licensee shall have the right, but not be obligated, to institute, prosecute and control any action or proceeding to restrain such infringement. Teikoku agrees to be joined as a party plaintiff if necessary to prosecute any such action or proceeding and shall provide all reasonable cooperation, including any necessary use of its name, required to prosecute any such litigation. Teikoku shall have the right to join any such action, using counsel of its own choosing and at its own expense. Licensee shall have sole control of any such suit and all negotiations for its settlement or compromise; provided, however, that (i) Licensee shall keep Teikoku informed and consult with Teikoku with respect to any such proceeding and (ii) Licensee shall not settle or compromise any such suit or enter into any agreement or consent order for the settlement or compromise thereof without the prior written consent of Teikoku, which consent shall not be unreasonably withheld.
(c)    Costs and Recoveries from Infringement Action. Each Party shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings described in this Section 11.3 including, without limitation, the fees and expenses of that Party’s counsel. Any recovery obtained by any Party as a result of any proceeding described in this Section 11.3, by settlement or otherwise, shall be applied in the following order of priority: (i) first, to reimburse each Party for all litigation costs in connection with such proceeding paid by that Party and not otherwise recovered (on a pro rata basis based on each Party’s respective litigation costs, to the extent the recovery was less than all such litigation costs); and (ii) second, the remainder of the recovery shall be shared and paid [ * ]
(d)    Declaratory Actions and Counterclaims Against Licensee or Teikoku. In the event that an action alleging invalidity or non-infringement of any of the Teikoku Patent Rights shall be brought against Teikoku or Licensee, Teikoku, at its sole discretion, shall have the right, but not be obligated, within [ * ] after the commencement of such action, to take or regain control of the action at its own expense. If Teikoku shall determine not to exercise this right, Licensee may take over or remain as lead counsel for the action at Licensee’s sole discretion. Any recovery obtained from such litigation, proceeding or settlement shall be shared in accordance with Section 11.4(c).

11.4    Infringement or Third Party Rights.
(a)    Infringement Claims. With respect to any and all claims instituted by Third Parties for patent infringement involving the manufacture, use, offer for sale or sale of an Licensed Product in the Field in the Territory during the Term, Licensee shall promptly notify Teikoku of such claim and the Parties shall discuss in good faith such infringement and determine the best course of action. If the Parties cannot agree on the best course of action after such good faith discussions and Licensee in good faith believes that the claim is significant and adverse to the manufacture, use, offer for sale or sale of an Licensed Product in the Field in the Territory during the Term, then Licensee may proceed with what it deems to be the best course of action in its good faith judgment under the terms of this provision (either this course of action or the agreed upon course of action will be referred to herein as “Course of Action”). Except for any such claims for which Teikoku is obligated to indemnify Licensee under Section 9.2, Licensee shall have the right, but not be obligated, at its sole discretion, on its own behalf, to pursue any Course of Action. Teikoku agrees to be joined as a party if necessary to pursue any Course of Action and shall provide all reasonable cooperation, including any necessary use of its name, required for such Course of Action. Licensee shall have sole control of any such Course of Action, including without limitation any associated settlement or compromise; provided, however, that (i) Licensee shall keep Teikoku informed and consult with Teikoku with respect to any such Course of Action and (ii) Licensee shall not settle or compromise any such action or proceeding or enter into any agreement or consent order for the settlement or compromise thereof without the prior written consent of Teikoku, which consent shall not be unreasonably withheld.
(b)    Step-in Right for Teikoku. If, prior to the expiration of [ * ] from said claim being brought, or such sooner period as may be necessary to appropriately respond to said claim, Licensee has not elected to pursue any Course of Action, or if Licensee shall notify Teikoku at any time prior thereto of its intention not to pursue any Course of Action, then Teikoku shall have the right, but not be obligated, to defend and control such action or proceeding. Licensee shall provide all reasonable cooperation required to defend such claim, including any necessary use of its name. Teikoku shall have sole control of any such defense and all negotiations for its settlement or compromise; provided, however, that (i) Teikoku shall keep Licensee informed and consult with Licensee with respect to any such Course of Action and (ii) Teikoku shall not settle or compromise any such suit or enter into any agreement or consent order for the settlement or compromise thereof without the prior written consent of Licensee, which consent shall not be unreasonably withheld.
(c)    Costs and Expenses from Defending an Infringement Action. Licensee may [ * ]

ARTICLE 12
MISCELLANEOUS
12.1    Consideration. The Parties acknowledge that each of the licenses and rights granted by Teikoku in Article 2 and each of the provisions of this Agreement for efforts or assistance by Teikoku and access to Teikoku Intellectual Property, individually and collectively, constitute good, valuable, and sufficient consideration for each and all of the fees and payments called for hereunder and for each and all of the other obligations of Licensee and its Affiliates; and the Parties further acknowledge that the individual and collective rights under and access to Teikoku Patent Rights and Teikoku Know-How renders the way in which those fees and payments hereunder are determined, and their duration, appropriate and desirable as a matter of convenience.
12.2    Assignment. This Agreement may not be assigned or otherwise transferred (in whole or in part, whether voluntarily, by operation of law or otherwise) by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that such consent shall not be required in connection with (a) assignment or transfer to an Affiliate of the Party; (b) a merger, consolidation or reorganization of the Party, (c) a sale or transfer of all or substantially all of the voting stock, or all or substantially all of the assets, of the Party, or (d) [ * ] Notwithstanding the foregoing, any such assignment or transfer to an Affiliate shall not relieve the assigning Party of its responsibilities for performance of its obligations under this Agreement. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any attempted assignment not in accordance with this Agreement shall be void.
12.3    Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
12.4    Notices. Notices to Teikoku shall be addressed to:
Teikoku Pharma USA, Inc.
1718 Ringwood Avenue
San Jose, CA 95131
Attention: [ * ]
With a copy to:    Jones Day
l00 High Street, 21st Floor
Boston, MA 02110-1781
Attention: [ * ]
Email: [ * ]
Notices to Licensee shall be addressed to:
Eagle Pharmaceuticals, Inc.
50 Tice Boulevard, Suite 315
Woodcliff Lake, NJ 07677
Attention: [ * ]

With a copy to:    Sills Cummis & Gross P.C.
One Riverfront Plaza
Newark, NJ 07102
Attention: [ * ]
Either Party may change the address to which notices shall be sent by giving notice to the other Party in the manner herein provided. Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (i) sent via a reputable overnight courier service, or (ii) sent by facsimile transmission, in each case properly addressed in accordance with the paragraphs above. The effective date of any notice shall be the actual date of receipt by the Party receiving the same.
12.5    Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized representative of each Party.
12.6    Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.
12.7    Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts and such counterparts taken together shall constitute one and the same agreement. This Agreement may be executed by facsimile signatures, which signatures shall have the same force and effect as original signatures.
12.8    Descriptive leadings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.
12.9    Governing Law; Dispute Resolution. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to any choice of law provisions thereof. Prior to bringing a legal action against the other Party, such dispute shall be separately negotiated by the Parties hereto in good faith and all reasonable efforts undertaken to settle amicably such matters before resorting to further legal recourse, as follows: upon the occurrence of a dispute between the Parties, including, without limitation, any breach of this Agreement or any obligation relating thereto, or any dispute with respect to whether a product is an Licensed Product, the matter shall be referred to the chief executive officers of Teikoku and Licensee, or their designees. The chief executive officers, or their designees, as the case may be, shall negotiate in good faith to resolve such dispute in a mutually satisfactory manner for up to thirty (30) days, or such longer period of time to which the chief executive officers may agree. In the event that such dispute is not resolved within such time period, either Party may bring and thereafter maintain suit against the other with respect to such dispute; provided, however, that the exclusive jurisdiction of any such suit shall be the state and federal courts located in New York County, New York, and the Parties hereby consent to the exclusive jurisdiction and venue of such courts.

12.10    Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the Parties hereto shall use reasonable efforts to substitute, by mutual written consent, valid provisions for such invalid, illegal or unenforceable provisions which valid provisions in their economic effect are sufficiently similar to the invalid, illegal or unenforceable provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalid, illegal or unenforceable provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal or unenforceable provisions.
12.11    Entire Agreement of the Parties. This Agreement and the Schedules hereto, constitutes and contains the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements whether oral or written, between the Parties respecting the subject matter hereof and thereof.
12.12    Independent Parties. The relationship between the Parties created by this Agreement is one of independent contractors and is not a joint venture, partnership or any similar arrangement. Neither Party shall have the power or authority to bind or obligate the other except as expressly set forth in this Agreement.
12.13    Accrued Rights; Surviving Obligations. Unless explicitly provided otherwise in this Agreement, termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit to any Party prior to such termination, relinquishment or expiration, including damages arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination or expiration of the Agreement. Without limiting the foregoing, the obligations and rights set forth in Sections 2.1(c), 5.8, 6.1, 10.4 10.6, 10.7, and Article 1 (to the extent required to enforce other surviving rights or obligations), Article 8, Article 9 and Article 12 hereof shall survive the termination or expiration of this Agreement.
12.14    Certain Remedies. Each Party acknowledges and agrees that the other Party would be irreparably damaged if any of the provisions of this Agreement (other than provisions involving the payment of money) are not performed by a Party in accordance with their specific terms, and that any breach of, or failure to perform or comply with, this Agreement by a Party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a Party may be entitled at law or in equity, it shall be entitled to enforce any provision of this Agreement (other than provisions involving the payment of money) by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.
12.15    Expenses. Unless otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party that shall have incurred the same and the other Party shall have no liability relating thereto.

12.16    No Third Party Beneficiaries. No person or entity other than the Parties hereto and their respective Affiliates, successors and permitted assigns shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.
12.17    No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.
[Signature Page Immediately Follows

IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed this Agreement as of the Effective Date.
TEIKOKU PHARMA USA, INC.
By:
Name:
Title:
EAGLE PHARMACEUTICAL, INC.
By:
Name:
Title:
SIGNATURE PAGE TO LICENSE AGREEMENT

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

Schedule 1
Teikoku Patent Rights
[ * ]

Schedule 2.4
Assignment Agreement

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

Schedule 4.4
Wire Transfer Instructions for Payments to Teikoku
[ * ]